CUSIP No. 20343H 10 6	SCHEDULE 13D	Page 15 of 16 Pages

EXHIBIT 4

LETTER TO ISSUER, DATED JANUARY 6, 2006

STILWELL VALUE PARTNERS IV, L.P.
26 Broadway, 23rd Floor
New York, New York 10004
(212) 269-5800

January 6, 2006

By Federal Express and Facsimile
Mr. Patrick M. Frawley
Chairman, President and Chief Executive Officer
Community Bancshares, Inc.
68149 Highway 231 South
Blountsville, Alabama 35031

Dear Pat:

        As you know, last month Bill Caughran confirmed to Spencer L. Schneider that (a) nothing in the Company’s Bylaws, charter or other Company documents precludes the Stilwell Group from nominating its own alternate slate of directors at the Company’s annual meeting or the Stilwell Group’s nominees from being elected as directors if they receive a plurality of the votes duly cast at the meeting; and (b) if a shareholder solicits and obtains valid proxies pursuant to its own duly filed proxy statement, the Company will permit that shareholder to nominate its alternate slate at the annual meeting and will recognize such nomination.

        I write to you as a courtesy to inform you that the Stilwell Group plans to solicit and obtain proxies pursuant to its own duly filed proxy statement and to nominate myself, Mr. Schneider, and Charles E. Ward, III, for election to the Board of Directors of the Company at the 2006 Annual Meeting. Such nominations will be made by a duly authorized agent and proxy of Stilwell Value Partners IV present in person at the Annual Meeting. Set forth below is certain biographical information of the Group’s nominees:

Spencer L. Schneider, J.D., age 45, is engaged in the private practice of law in New York, New York. Opened in 1989, Mr. Schneider’s law practice includes corporate law, securities law, litigation and real estate. Mr. Schneider is a member of the Bar of the State of New York. He has been a director of American Physicians Capital, Inc. since February 2002.

Joseph D. Stilwell, age 44, has acted as a private investment manager overseeing the Stilwell Group of funds since 1993. Mr. Stilwell received a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania. He has been a director of American Physicians Capital, Inc. since November 2004.

Charles E. Ward, III, age 49, is the principal of CW3 Marketing, a business writing and marketing services firm specializing in project and program work for corporate clients with

CUSIP No. 20343H 10 6	SCHEDULE 13D	Page 16 of 16 Pages

concentrations in the financial and professional services fields. Mr. Ward received a Bachelor of Arts and Masters of Science from Columbia University.

Sincerely,

/s/ Joseph Stilwell
Joseph Stilwell